Exhibit 99.1

VASCO PROVIDES A PRELIMINARY ESTIMATE OF REVENUE for Q3 2012 – REDUCES GUIDANCE FOR FULL-YEAR 2012. VASCO Announces Conference Call Scheduled for October 9, 2012 at 9 am EDT

OAKBROOK TERRACE, IL, and ZURICH, Switzerland, October 9, 2012—VASCO Data Security International, Inc. (Nasdaq: VDSI) (www.vasco.com), today provided a preliminary estimate of revenues for the third quarter of 2012 and updated its full-year 2012 guidance.

The company expects revenue for Q3 2012 to be approximately $36 million, subject to completion of its normal quarterly review processes.

VASCO reduces its guidance for the full year 2012. The company expects:

•	Revenue for full year 2012 to be in the range of $150 million to $157 million, and

•	Operating income as a percentage of revenue, excluding the amortization of purchased intangible assets, for full-year 2012 to be in the range of 11% to 13%.

“Lower than expected order intake in the third quarter for delivery in the third or fourth quarters has prompted VASCO to reduce its revenue guidance for full year 2012.” said T. Kendall Hunt, VASCO’s Chairman & CEO. “Notwithstanding the fact that we expect our results to vary quarter to quarter based on the timing of receipt of orders, especially from our banking business, and traditional seasonality, the lower than expected order intake in Q3 requires us to lower our estimates of full-year revenue and related operating margins. While we will continue to monitor the business closely, we believe that the shortfall in orders in Q3 from the banking market are primarily related to timing of the receipt of orders and does not reflect a fundamental weakening of either the global banking market or our competitive position in that market. Even at the lower revenue levels, we expect that we will continue to be profitable and we expect that we will continue to benefit from our global presence, our large installed customer base, and our solid balance sheet.”

More detailed information will be discussed during a conference call at 9 am EDT.

During the Conference Call, Mr. Ken Hunt, CEO, Mr. Jan Valcke, President and COO, and Mr. Cliff Bown, CFO, will discuss VASCO’s preliminary estimate of revenue for Q3 2012 and the reduction of the guidance for full year 2012.

To participate in this Conference Call, please dial one of the following numbers:

US/Canada : 866 756 0155

International: +1 706 679 9005

And mention VASCO to be connected to the Conference Call.

The Conference Call is also available in listen-only mode on www.vasco.com. Please log on 15 minutes before the start of the Conference Call in order to download and install any necessary software. The recorded version of the Conference Call will be available on the VASCO website 24 hours a day for at least 60 days.

About VASCO:

VASCO is a leading supplier of strong authentication and e-signature solutions and services specializing in Internet Security applications and transactions. VASCO has positioned itself as global software company for Internet Security serving a customer base of approximately 10,000 companies in more than 100 countries, including approximately 1,700 international financial institutions. VASCO’s prime markets are the financial sector, enterprise security, e-commerce and e-government.

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These forward-looking statements (1) are identified by use of terms and phrases such as “expect”, “believe”, “will”, “anticipate”, “emerging”, “intend”, “plan”, “could”, “may”, “estimate”, “should”, “objective”, “goal”, “possible”, “potential”, “projected” and similar words and expressions, but such words and phrases are not the exclusive means of identifying them, and (2) are subject to risks and uncertainties and represent our present expectations or beliefs concerning future events. VASCO cautions that the forward-looking statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those contemplated above include risks, uncertainties and other factors described in our Annual Report on Form 10-K for the year ended December 31, 2011 and include, but are not limited to, (a) risks of general market conditions, including currency fluctuations and the uncertainties resulting from turmoil in world economic and financial markets, (b) risks inherent to the computer and network security industry, including rapidly changing technology, evolving industry standards, increasingly sophisticated hacking attempts, increasing numbers of patent infringement claims, changes in customer requirements, price competitive bidding, and changing government regulations, and (c) risks specific to VASCO, including, demand for our products and services, competition from more established firms and others, pressures on price levels and our historical dependence on relatively few products, certain suppliers and certain key customers. Thus, the results that we actually achieve may differ materially from any anticipated results included in, or implied by these statements. Except for our ongoing obligations to disclose material information as required by the U.S. federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

This document may contain trademarks of VASCO Data Security International, Inc. and its subsidiaries, including VASCO, CertiID, DIGIPASS, VACMAN, aXsGUARD IDENTIKEY, the VASCO “V” design, and the dP+ design.

For more information contact:

Jochem Binst, +32 2 609 97 00, jbinst@vasco.com